Kingsway Announces Record Date for Previously Announced Rights Offering
Toronto, Ontario (July 23, 2013) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) announced today that a record date of Friday, August 9, 2013 (the “Record Date”), as well as an expiry date of 5:00 p.m. (Eastern time) on Friday, September 6, 2013 (the “Expiry Date”), has been set by the Company's Board of Directors for its previously announced rights offering. The Company expects to mail the rights offering circular in Canada and the prospectus in the U.S. on or about Friday, August 16, 2013.
Under the rights offering, each shareholder of record as of the Record Date will receive, at no charge, one subscription right for each common share of the Company (“Common Share”) owned on the Record Date (the “Subscription Right”). Four Subscription Rights will entitle the holder to purchase one unit (a “Unit”) consisting of one Common Share, one Series A Warrant (a “Series A Warrant”) and one Series B Warrant (a “Series B Warrant, and together with the Series A Warrants, the “Warrants”). Each Warrant entitles the holder to purchase one Common Share. The subscription price is US$4.00 per Unit. The exercise price per Common Share for each Series A Warrant is the greater of US$4.50 and 120% of the volume weighted average price of the Common Shares (“VWAP”) over the twenty trading day period on the New York Stock Exchange (“NYSE”) ending on such trading day prior to the issuance date of the Series A Warrants. The exercise price per Common Share for each Series B Warrant is the greater of US$5.00 and 120% of the VWAP over the twenty trading day period on the NYSE ending on such trading day prior to the issuance date of the Series B Warrant. Each Series A Warrant is redeemable by the Company and has a term of seven years from its date of issuance. Each Series B Warrant is non-redeemable and has a term of ten years from its date of issuance. The Company may redeem the Series A Warrants at a price of US$0.25 per Warrant if, and only if, the closing price of the Common Shares equals or exceeds US$6.00 per Common Share for twenty consecutive trading days on the NYSE or such other market or exchange as the Common Shares of the Company trade on or are quoted at the time of redemption; but in any event, no earlier than the first anniversary date of issuance. Subject to applicable securities laws, the Warrants may be exercised at any time starting on the first day of the thirty-seventh month after the date of issuance until any time before 5:00 pm (Eastern time) on or before the seventh anniversary after the date of issuance for the Series A Warrants and the tenth anniversary after the date of issuance for the Series B Warrants. Holders who fully exercise their Subscription Rights will be entitled to subscribe for an additional amount of Units, if any, that are not purchased by other shareholders or their transferees through the exercise of their basic subscription privileges, in an amount equal to up to five Units for each Unit for which such holder was otherwise entitled to subscribe. Kingsway reserves the right to cancel or terminate the rights offering at any time prior to the Expiry Date and for any reason.
The Subscription Rights and the Warrants will be transferable. The Subscription Rights will be listed on the Toronto Stock Exchange (“TSX”) and are expected to commence trading on August 7, 2013. The TSX has approved the listing of the Common Shares issuable on the exercise of the Subscription Rights and the Warrants. The TSX has also conditionally approved the listing of the Warrants. Listing of the Warrants is subject to the Company fulfilling all of the listing requirements of the TSX, including distribution of the Warrants to a minimum number of public security holders. The Company intends to request that the Subscription Rights and the Warrants trade on an over-the-counter market in the U.S.
If all of the Subscription Rights are exercised, the Company expects to receive net proceeds, after fees and expenses, of approximately US$12.5 million in the aggregate. The Company intends to use the net proceeds to repay a portion of its US$26.4 million principal amount of 7.5% senior notes maturing February 1, 2014.
The rights offering will be made only by means of a prospectus in the U.S. and a rights offering circular in Canada. A copy of the applicable offering document will be mailed to each shareholder as of the Record Date. The offering documents contain important information about the rights offering, and each shareholder is urged to read the applicable offering document carefully when available and prior to making a decision to invest in the rights offering. Any questions about the rights offering may be directed to the information agent retained by the Company, Georgeson Shareholder Communications Canada Inc., by calling toll-free 1-888-605-8403.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including, without limitation, our potential inability to complete the proposed rights offering. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company's 2012 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.